UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2005

Ascential Software Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-15325	94-3011736

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

50 Washington Street
Westborough, Massachusetts		01581

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 366-3888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement

     On January 26, 2005, the Board of Directors of Ascential Software Corporation, a Delaware corporation (the “Company”), granted shares of restricted Common Stock, par value (“Par Value”) $0.01 per share (“Performance Shares”), to the executive officers listed below (each, an “Executive Officer”) in the amounts set forth opposite each Executive Officer’s name.

Name and Title	Number of Performance Shares
Peter Gyenes	190,000
Chairman of the Board of Directors and Chief Executive Officer
Peter Fiore	95,000
President
Robert C. McBride	64,000
Vice President and Chief Financial Officer
Scott N. Semel	64,000
Vice President, General Counsel and Secretary

     The Performance Shares were granted as a means to further align the interests of the Executive Officers with those of the Company’s shareholders and as a means of retention. The Performance Shares vest based upon the attainment by the Company of specified earnings performance growth targets. Each Performance Share has a purchase price of Par Value. The vesting of the Performance Shares will terminate immediately upon an Executive Officer’s termination from the Company. If the Executive Officer remains employed by the Company for five years after the grant date, all unvested Performance Shares automatically become vested. In the event of a change in control resulting in cash payments to the Company’s shareholders, unvested Performance Shares are exchanged for an incentive payment, disbursed in four equal installments every six months over a two year period provided that the Executive Officer remains employed by the Company. The incentive payment is calculated by multiplying the number of Performance Shares forfeited by the amount of cash payable with respect to each share of Common Stock in a change of control. In the event of a change in control not resulting in cash payments to the Company’s shareholders, unvested Performance Shares are intended to serve as an incentive and will vest in four equal installments every six months over a two year period provided that the Executive Officer remains employed by the Company. These incentives accelerate if, following a change in control, the Executive Officer is involuntarily terminated (other than for cause) or upon a qualified voluntary termination.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENTIAL SOFTWARE CORPORATION
Date: January 28, 2005	By:	/s/ ROBERT C. MCBRIDE
Robert C. McBride
Vice President and Chief Financial Officer